EXHIBIT 99.1

Eaton Communications Eaton Center Cleveland, OH 44122 tel: +1 (440) 523-4006 jennifertolhurst@eaton.com

Date	April 28, 2021
For Release	Immediately
Contact	Jennifer Tolhurst, Media Relations, +1 (440) 523-4006

Darryl Wilson and Robert Pragada elected to Eaton’s Board of Directors; Michael J. Critelli retires from the Board

DUBLIN, Ireland … Power management company Eaton (NYSE:ETN) today announced that Darryl Wilson and Robert (Bob) Pragada have been elected to the company’s Board of Directors effective April 28, 2021.

Wilson is the founder, chairman and president of The Wilson Collective, a business advisory and investment firm that invests in startup companies and provides advisory services to clients in the power generation, industrial, material supply and consumer segments. Prior to founding the organization in 2018, Wilson worked for more than 25 years in global leadership roles at General Electric Company. During that time, he held a number of leadership positions of increasing responsibility including vice president of commercial, GE Power division, vice president and chief commercial officer of GE Energy Connections, and president and chief executive officer of GE Aeroderivative Gas Turbines.

Pragada is the president and chief operating officer of Jacobs Engineering Group (NYSE:J), a professional and technical solutions company that provides consulting, technical, scientific and project delivery services for the government and private sector. In this role, he has executive oversight of the company’s global operations, which consist of the Aerospace, Technology, and Nuclear, and Buildings, Infrastructure and Advanced Facilities lines of business. Pragada has also previously served as president and chief executive officer of The Brock Group, Inc.

“Darryl and Bob bring extensive experience in the power, industrial and technology sectors, as well as a global perspective that will make them both valuable additions to Eaton,” said Craig Arnold, Eaton chairman and chief executive officer. “We are pleased to welcome them to the Board.”

Arnold continued, “These appointments also mark a milestone in the evolution of our Board, with two-thirds of our directors now women or U.S. minorities. At Eaton, we know having diverse teams drives innovation, growth, and strong performance. Our commitment to inclusion and diversity is also reflected in the strength of our global leadership team, more than half of whom are U.S. minorities.”

Wilson and Pragada succeed Michael J. Critelli who has reached the mandatory retirement age for directors and Richard H. Fearon who retired from the Board on March 31, 2021, having reached the mandatory retirement age for officers.

“I’d like to thank Rick and Mike for their many years of extraordinary service to Eaton,” said Arnold. “They have both made a meaningful and lasting impact on the organization, and we wish them the best for the future.”

Eaton’s mission is to improve the quality of life and the environment through the use of power management technologies and services. We provide sustainable solutions that help our customers effectively manage electrical, hydraulic, and mechanical power – more safely, more efficiently, and more reliably. Eaton’s 2020 revenues were $17.9 billion, and we sell products to customers in more than 175 countries. We have approximately 92,000 employees. For more information, visit Eaton.com.

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